UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

     On December 22, 2006, Irwin Financial Corporation (the "Company") sold 15,000 of its Series A Floating Rate Non-Cumulative Perpetual Preferred Shares, no par value ("Perpetual Preferred Shares"), at a price of $990 per share, for gross proceeds of $14,850,000. The Company estimates its net proceeds from the private placement will be approximately $14,500,000, which reflects the sale of the Perpetual Preferred Shares at 99% of their liquidation preference less placement fees and other expenses of approximately $0.5 million. The shares were sold to two financial institutions in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The initial purchasers may resell some or all of the Perpetual Preferred Shares only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. A copy of the press release announcing the completion of the private placement is attached hereto as Exhibit 99.1.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

(a) On December 20, 2006, the Company filed with the Secretary of State of the State of Indiana Articles of Amendment to its Articles of Incorporation (the "Articles of Amendment") relating to the Perpetual Preferred Shares, which became effective on filing. The Articles of Amendment designated 15,000 authorized but unissued shares of the Company's Preferred Shares, no par value, as Perpetual Preferred Shares.

Holders of the Perpetual Preferred Shares are entitled to non-cumulative cash dividends payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on March 31, 2007, when and as declared by the Company's board of directors. The dividend rate is a variable rate per annum of the liquidation preference per share of the Perpetual Preferred Shares equal to the greater of (a) 6.5% and (b) three-month LIBOR rate plus 3.25%, calculated as of the beginning of each quarterly dividend period. The dividend rate applicable for the period from the date of original issuance through March 31, 2007 is 8.615% per annum. The dividend rate is subject to adjustment in the event of a change in law effecting a reduction in the percentage of the dividends-received deduction specified in Section 243(a)(1) of the Internal Revenue Code of 1986, as amended.

The liquidation preference for the Perpetual Preferred Shares is $1,000 per Share, plus an amount equal to accrued and unpaid dividends since the last dividend payment date, whether or not such dividends have been declared. The Perpetual Preferred Shares rank prior to the Company's common stock with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up.

The Perpetual Preferred Shares will not be redeemable prior to December 21, 2011. On or after December 21, 2011, the Perpetual Preferred Shares will be redeemable for cash, in whole or in part from time to time, solely at the option of the Company, subject to the prior approval of the Federal Reserve, which is required for the Company's desired capital treatment, at a price per Share equal to the liquidation preference, plus accumulated and unpaid dividends since the last dividend payment date, whether or not declared.

Holders of Perpetual Preferred Shares will generally not have any voting rights. If, however, the Company has not paid dividends on the Perpetual Preferred Shares Stock for four consecutive quarterly periods or for six or more quarterly periods, whether or not consecutive, holders of Perpetual Preferred Shares, together with holders of other classes of preferred stock of the Company, will be entitled to elect two additional directors to the Company's board of directors until dividends on the Perpetual Preferred Shares are thereafter paid or declared and set apart for payment for at least twelve consecutive dividend periods. In addition, certain material adverse changes to the terms of the Perpetual Preferred Shares cannot be made without the affirmative vote of holders of at least a majority of the outstanding Perpetual Preferred Shares.

The above description of the Articles of Amendment is qualified in its entirety by the full text thereof, which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Description
3.1	Articles of Amendment relating to the Series A Floating Rate Non-Cumulative Perpetual Preferred Stock of the Company.
99.1	Press Release of Irwin Financial Corporation dated December 22, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: December 26, 2006	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
3.1	Articles of Amendment of the Company.
99.1	Press Release dated December 22, 2006.